Exhibit 10.6
SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Second Amendment to Executive Employment Agreement (this “Amended Agreement”), which shall amend certain provisions of that Executive Employment Agreement by and between Paylocity Corporation, an Illinois corporation (“Company”), Paylocity Holdings Corporation, a
Delaware corporation (“Parent”) and Toby J. Williams (“Executive”) dated as of September 18, 2017 (“Original Agreement”), as previously amended in the Amendment to Executive Employment Agreement dated March 11, 2022, is made and entered into by the Company and Executive effective as of August 5, 2024 (“Effective Date”). Each of the Company and Executive is a “Party,” and collectively, they are the “Parties.”

WHEREAS, Section 2.1 of the Original Agreement provides that the Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion; and

WHEREAS, Section 18 of the Original Agreement further provides that the Original Agreement may be modified in a writing signed by Executive and the Board of Directors of the Company (“Board”); and

WHEREAS, the Board has determined, and the undersigned Parties hereto agree, that it is in the best interest of the Company and its stockholders to amend certain provisions of the Original Agreement, as set forth herein, commencing on the Effective Date.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Amended Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Position. Section 2.1 of the Original Agreement is hereby amended and restated as follows:

Executive is employed as President and Chief Executive Officer of the Company. Executive shall report to the Paylocity Holdings Corporation (“Parent”) Board of Directors (“Parent Board”) and shall have the duties and responsibilities assigned by the Board. Executive shall perform faithfully and diligently all duties assigned to Executive. The Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion.

While serving as President and Chief Executive Officer of the Company, Executive shall also serve as a member of the Parent Board, subject to stockholder approval.

2.No Other Changes. The remainder of the Original Agreement, as amended, shall remain in full force and effect.

3.Governing Law. This Amended Agreement shall be governed by and construed in accordance with the laws of the United States and the State of Illinois. Each Party consents to the jurisdiction and venue of the state or federal courts in Chicago, Illinois, if applicable, in any action, suit, or proceeding arising out of or relating to this Amended Agreement.

4.Entire Agreement. This Amended Agreement constitutes the entire agreement between the Parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Amended Agreement may be amended or modified only with the written consent of Executive and the Board. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AMENDED AGREEMENT HAVE READ THE FOREGOING RESTATED AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AMENDED AGREEMENT ON THE DATES SHOWN BELOW.

Toby J. Williams

Date:	7/26/2024	/s/ Toby J. Williams

Paylocity Corporation

Date:	7/26/2024	/s/ Ryan Glenn
Ryan Glenn, Board Member

Paylocity Holdings Corporation

Date:	7/26/2024	/s/ Robin Pederson
Robin Pederson, Board Member